Exhibit 4.1

Published CUSIP Number: 82435UAE6

CREDIT AGREEMENT

dated as of

July 16, 2015

among

THE SHERWIN-WILLIAMS COMPANY,

SHERWIN-WILLIAMS LUXEMBOURG S.à r.l.,

SHERWIN-WILLIAMS CANADA INC.

and

SHERWIN-WILLIAMS UK HOLDING LIMITED,

as Borrowers,

BANK OF AMERICA, N.A.,

as Domestic Administrative Agent,

BANK OF AMERICA, NATIONAL ASSOCIATION,

acting through its Canada branch, as Canadian Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

The Lenders Party Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES:
Schedule 1	Original Lenders
Schedule 2.01	Commitments
Schedule 9.01	Notices

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B (1-4)	Forms of U.S. Tax Compliance Certificates
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request

iii

CREDIT AGREEMENT dated as of July 16, 2015 among THE SHERWIN-WILLIAMS COMPANY; SHERWIN-WILLIAMS LUXEMBOURG S.à r.l.; SHERWIN-WILLIAMS CANADA INC.; SHERWIN-WILLIAMS UK HOLDING LIMITED; the LENDERS party hereto; BANK OF AMERICA, N.A., as Domestic Administrative Agent; BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch, as Canadian Administrative Agent; JPMORGAN CHASE BANK, N.A., CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents; and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent.

The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested the Lenders extend credit to enable them to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of $1,350,000,000 at any time outstanding. The proceeds of borrowings hereunder are to be used for general corporate purposes, including the financing of working capital requirements.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate or, with respect to a Loan or Borrowing in Canadian Dollars, the Canadian Prime Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agents.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” or “Agents” means the Domestic Administrative Agent and/or the Canadian Administrative Agent, as appropriate.

“Agent’s Office” means, with respect to any currency, the applicable Agent’s address and, as appropriate, account as set forth in Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Agents may from time to time notify the Borrowers and the Lenders.

“Agreement” means this Credit Agreement as the same may hereafter be modified, supplemented or amended from time to time.

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate plus 1.00%; provided that, if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for such purposes under this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Alternative Currency” means each of (a) Euro, (b) Sterling, (c) Canadian Dollars and (d) each other currency (other than Dollars) that is approved in accordance with Section 1.05; provided, however, that if the interest rate with respect to any Alternative Currency becomes unavailable for any reason, such Alternative Currency shall not be considered an Alternative Currency hereunder until such time as an interest rate with respect to such Alternative Currency is agreed upon by the Company and the applicable Lenders in accordance with the terms hereof.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the applicable Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such currency with Dollars.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have been terminated or have expired, the Applicable Percentages shall be determined based upon the amounts of the outstanding Loans or, if no Loans are outstanding, based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, in connection with the commitment fees payable hereunder, or in connection with the interest accruing on any Eurocurrency Revolving Loan or ABR Loan, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Spread” or “ABR Spread”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.

Index Debt Ratings:	Commitment Fee Rate	Eurocurrency Spread	ABR Spread
Category 1 A+/A1 or higher	0.06%	0.75%	0.00%
Category 2 A/A2	0.07%	0.875%	0.00%
Category 3 A-/A3	0.09%	1.00%	0.00%
Category 4 BBB+/Baa1	0.125%	1.125%	0.125%
Category 5 BBB/Baa2 or lower or unrated	0.15%	1.25%	0.25%

For purposes of the foregoing, subject to the last two sentences of this definition, (i) if any of S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last two sentences of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall fall within different Categories, then (a) if the applicable ratings differ by one level, the Applicable Rate shall be based on the higher of the applicable ratings and (b) if the applicable ratings differ by more than one level, then the Applicable Rate shall be based on the level that is one level lower than the higher of the applicable ratings; and (iii) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P and Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of one of S&P or Moody’s shall change, or if one of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such currency as may be determined by the applicable Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agents, substantially in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agents.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of the termination of the Commitments.

“Bank of America” means Bank of America, N.A. and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means the Company, the Canadian Borrower, the UK Borrower and/or the Lux Borrower, as applicable.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower, which:

(i) where it relates to a Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Schedule I and is filed with HM Revenue& Customs within 30 days of the date of this Agreement; or

(ii) where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, and is filed with HM Revenue & Customs within 30 days of that Transfer Date.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means (a) with respect to any notice, disbursement or payment to the Domestic Administrative Agent (other than those specifically set forth below) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Agent’s Office with respect to obligations denominated in Dollars is located and (b) with respect to any notice, disbursement or payment to the Canadian Administrative Agent or with respect to a Loan denominated in Canadian Dollars, any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of the province where the Agent’s Office with respect to obligations denominated in Canadian Dollars is located and, (i) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day; (ii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (iii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Administrative Agent” means Bank of America, National Association, acting through its Canada branch, in its capacity as Canadian administrative agent for the Lenders hereunder, for Loans denominated in Canadian Dollars, and any successor Canadian administrative agent appointed pursuant to Article VIII.

“Canadian Borrower” means Sherwin-Williams Canada Inc., a Canadian corporation organized under the Canada Business Corporations Act.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime Rate” means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Canadian Administrative Agent which it publicly announces for such day as its “prime rate” for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (b) the average CDOR Rate for a 30-day term plus  1⁄2 of 1% per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate as set forth in clause (a) is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“CDOR Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than an employee benefit or stock ownership plan of the Company, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the Company shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of each Borrower, (other than the Company).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (y) pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association in their capacities as co-documentation agents hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.06, increased from time to time pursuant to Section 2.02(e) or reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,350,000,000.

“Company” means The Sherwin-Williams Company, an Ohio corporation.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Agents and the Lenders pursuant to Article X hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and the Subsidiaries on a consolidated basis, an amount equal to consolidated net income of the Company and the Subsidiaries for such period plus (a) to the extent deducted in calculating such consolidated net income, (i) consolidated interest expense of the Company and the Subsidiaries for such period, (ii) consolidated income tax expense of the Company and the Subsidiaries for such period, (iii) depreciation and amortization expense of the Company and the Subsidiaries for such period and (iv) any non-cash expenses or losses of the Company and the Subsidiaries for such period that are classified as extraordinary under GAAP; and minus (b) to the extent included in calculating such consolidated net income, any extraordinary income or gains of the Company and the Subsidiaries for such period, all computed in accordance with GAAP.

“Consolidated Net Revenue” means, for any period, the net revenue of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, Consolidated Total Assets less (i) all intangible assets, including goodwill, organization costs, intellectual property and research and development costs and (ii) any other identifiable intangibles of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“CTA” means the Corporation Tax Act 2009 of the United Kingdom.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the applicable Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to either Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Company or either Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by an Agent or the Company, to confirm in writing to such Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the applicable Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by an Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the applicable Agent in a written notice of such determination, which shall be delivered by the applicable Agent to the Company and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Institution” means (a) any competitors of the Company and its Subsidiaries designated by the Company to the Agents pursuant to a side letter (the “Designated Institution Side Letter”) as of the Effective Date and (b) any other bank, financial institution or other institutional lender designated by the Company to the Agents pursuant to the Designated Institution Side Letter as of the Effective Date; provided that, (i) the Agents shall have the right, and the Company hereby expressly authorizes the Agents, to post the Designated Institution Side Letter, and any updates thereto from time to time, on the Platform and to provide the Designated Institution Side Letter to each Lender requesting the same, (ii) the Company may update the Designated Institution Side Letter from time to time after the Effective Date to designate any additional Person as a “Disqualified Institution” meeting the qualifications in clause (a) or (b), and (iii) “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice pursuant to an updated Designated Institution Side Letter delivered to the Agents and the Lenders; provided further that, nothing herein shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in Loans to the extent that any such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Domestic Administrative Agent, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency.

“Domestic Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, for Loans denominated in any currency other than Canadian Dollars, and any successor administrative agent appointed pursuant to Article VIII.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is July 16, 2015.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, or company primarily engaged in making commercial loans or a commercial finance company, (iii) any Affiliate of a Lender under common control with such Lender, or (iv) an Approved Fund of a Lender.

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances or binding orders, decrees, judgments, injunctions or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to clause (a) of the definition of Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency (other than Canadian Dollars) must be Eurocurrency Rate Loans.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan:

(i) denominated in Dollars, Euro or Sterling, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Domestic Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Domestic Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Canadian Administrative Agent, as displayed and identified on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Canadian Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Canadian Administrative Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m. London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the applicable Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for such Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by such Agent. Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for such purposes under this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Canadian or U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.16) or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 2.14(a)(ii), 2.14(a)(iii) or 2.14(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Canadian Credit Agreement” means the Credit Agreement dated as of June 29, 2012, among the Canadian Borrower, as borrower, the Company, the lenders party thereto and KeyBank National Association, as administrative agent, as amended from time to time prior to the date hereof.

“Existing Company Credit Agreement” means the Credit Agreement dated as of July 8, 2011, among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-documentation agents, Bank of America, N.A., as administrative agent and Wells Fargo Bank, N.A., as syndication agent, as amended from time to time prior to the date hereof.

“Existing Credit Agreements” means, collectively, the Existing Canadian Credit Agreement, the Existing Company Credit Agreement and the Existing Lux Credit Agreement.

“Existing Lux Credit Agreement” means the Credit Agreement dated as of September 19, 2012, among the Lux Borrower, as borrower, the Company, the lenders party thereto and J.P. Morgan Europe Limited, as administrative agent, as amended from time to time prior to the date hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Bank of America on such day for such transactions as determined by the Domestic Administrative Agent.

“Financial Officer” means the board of managers, director, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or any equivalent position of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agents or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Agents.

“Foreign Borrowers” means the Canadian Borrower, the Lux Borrower and the UK Borrower.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means U.S. generally accepted accounting principles; provided that, if any changes in U.S. generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Company referred to in Section 3.04 occur by reason of any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if the Company adopts the International Financial Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of the Required Lenders or the Company, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of the Company shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or the defined terms related thereto hereunder shall be determined in the manner so agreed).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes hereof, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or prices of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of such transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and banker’s acceptances; provided, however, that Indebtedness of any Person shall not include (i) trade payables, (ii) any obligations of such Person incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness or (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes or UK Taxes deducted or withheld by way of a Tax Deduction, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six, or if agreed to by all Lenders, twelve months thereafter (in each case, subject to availability), as the applicable Borrower may elect provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ITA” means the Income Tax Act 2007 of the United Kingdom.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and U.S. Bank National Association in their capacities as joint lead arrangers hereunder.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than, in the case of either of the foregoing, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness at such date to (b) Consolidated EBITDA for the period of four consecutive quarters ended on or most recently prior to such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement and any promissory note issued hereunder.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lux Borrower” means Sherwin-Williams Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the Laws of Luxembourg, having its registered office at 5 rue du Kiem, L-1857 Luxembourg, Grand Duchy of Luxembourg registered with the

Luxembourg trade and companies’ register under number B 148.400 and having a share capital of EUR 1,057,000.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the Borrowers and the Subsidiaries taken as a whole, (b) the ability of the Company, individually, or the Borrowers, taken as a whole, to perform any of its, or their, as applicable, material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against the Borrowers of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or net obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, (a) each Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission and (b) each other Subsidiary designated as a “designated subsidiary” by the Company. The Company will designate one or more Subsidiaries as “designated subsidiaries” when and as necessary in order that there will at no time be two or more Subsidiaries that are not Material Subsidiaries under the preceding sentence but that, if considered together as a single Subsidiary, would cause the total for all such Subsidiaries to exceed 20% of either (i) Consolidated Total Assets at such time or (ii) Consolidated Net Revenue for the period of four calendar quarters ended at or most recently prior to such time.

“Maturity Date” means July 16, 2020, or any later date to which the Maturity Date may be extended pursuant to Section 2.06(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” means any Lender that shall become a party hereto pursuant to Section 9.04(b) after the date of this Agreement.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Lenders” means, collectively, each Lender that was a Lender as of the Effective Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the greater of (i) an overnight rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation or (ii) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the applicable Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning specified in Section 9.04(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by Law for taxes, assessments and governmental charges or levies that are not yet delinquent by more than 30 days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by Law and arising in the ordinary course of business that do not materially detract from the Company’s and the Subsidiary’s assets, taken as a whole, or materially impair the use thereof in the ordinary course of business or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) liens in favor of the United States of America, Canada, Luxembourg, the United Kingdom or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States of America, Canada, Luxembourg, the United Kingdom or of a state government or political subdivision thereof, in each case resulting from the acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States of America, Canada, Luxembourg, the United Kingdom or of a state government or political subdivision thereof, or subcontracts thereunder;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(h) other Liens incidental to the conduct of the business of the Company or any Subsidiary or the ownership of the property or assets of the Company or such Subsidiary that do not in the aggregate materially detract from the value of such properties or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Qualifying Lender” means:

(i) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(1) a Lender:

(a) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2) a Lender which is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3) a Treaty Lender.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the applicable Agent; provided that to the extent such market practice is not administratively feasible for such Agent, such other day as otherwise reasonably determined by such Agent).

“Recipient” means any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. The Revolving Credit Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency, and (c) such additional dates as the applicable Agent shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the applicable Agent or to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred to the ultimate investors or other purchasers pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the applicable Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that any Agent may obtain such spot rate from another financial institution designated by such Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Syndication Agent” means Wells Fargo Bank, National Association, in its capacity as syndication agent hereunder.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Domestic Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by a Lender that it falls within clause (i)(2) of the definition of Qualifying Lender.

“Tax Deduction” means a deduction or withholding for or on account of Tax imposed by United Kingdom legislation from a payment under a Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means all Indebtedness of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof.

“Treaty Lender” means a Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii) fulfills any conditions which must be fulfilled under the Treaty for residents of such Treaty State to obtain a complete exemption from (or in the case of a Lender treated as a resident of Canada for the purposes of the tax treaty between the United Kingdom and Canada, a reduction of) Tax imposed by the United Kingdom on interest, except that for this purpose it is assumed that there are fulfilled:

(A) any condition in the relevant Treaty which relates (expressly or by implication) to there being or not being a special relationship between a Borrower and a Lender or between both of them and another person by reason of which the amount of interest paid exceeds the amount which would have been paid in the absence of such special relationship or to any other matter that is within the exclusive control of the UK Borrower; and

(B) any necessary procedural formalities, including but not limited to the preparation, submission to and final determination by the relevant taxing authority of an application for relief at source under the relevant Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from (or in the case of Canada, a reduction of) tax imposed by the United Kingdom on interest.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“UK Borrower” means Sherwin-Williams UK Holding Limited, a limited liability company incorporated under the Laws of England and Wales.

“UK Non-Bank Lender” means any Lender which gives a Tax Confirmation on entering into this Agreement or, in the case of a New Lender, in the Assignment and Acceptance which it executes on becoming a party hereto.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into Law October 26, 2001).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(e)(ii)(B)(3).

“Withholding Agent” means any Borrower or any Agent, as applicable.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Domestic Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Domestic Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made, in a currency other than those specifically listed in clauses (a), (b) and (c) of the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Domestic Administrative Agent and the Lenders.

(b) Any such request shall be made to the Domestic Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Domestic Administrative Agent in its sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Domestic Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender shall notify the Domestic Administrative Agent, not later than 11:00 a.m., eight (8) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Domestic Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Domestic Administrative Agent and Lenders reasonably determine that a Eurocurrency Rate is available to be used for such requested currency, the Domestic Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of

Eurocurrency Rate Loans. If the Domestic Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Domestic Administrative Agent shall promptly so notify the Company.

Section 1.06 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Domestic Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agents may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07 Exchange Rates; Currency Equivalents.

(a) The applicable Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the applicable Agent.

Section 1.08 Designation of Company. Each of the Foreign Borrowers hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Foreign Borrowers as the Company deems appropriate in its sole discretion and each Foreign Borrower shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by either Agent or a Lender to the Company shall be deemed delivered to each Foreign Borrower and (c) the Agents or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Foreign Borrowers.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that, (x) neither the Lux Borrower nor the UK Borrower may borrow ABR Loans and (y) Borrowings consisting of ABR Loans calculated by reference to the Canadian Prime Rate shall only be made to the Canadian Borrower. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and shall not be inconsistent with the duty of such Lender under Section 2.16(a) to minimize amounts payable by the applicable Borrower under Section 2.12 or 2.14.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The Borrowers may at any time and from time to time, upon prior written notice by the Company to the Agents, increase the Commitments by a maximum aggregate amount of up to FIVE HUNDRED MILLION DOLLARS ($500,000,000) with additional Commitments from any existing Lender or from any other Person selected by the Company and reasonably acceptable to the Agents; provided that:

(i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Agents and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Agents; and

(v) as a condition precedent to such increase, the Borrowers shall deliver to the Agents a certificate of the Borrowers dated as of the date of such increase signed by the President, a Vice President or a Financial Officer of the Company (A) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects on and as of the date of such increase, except that (1) for purposes of this Section 2.02(e), the representations and warranties in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01 and (2) to the extent such representation or warranty relates to an earlier date, as of such earlier date, and (y) no Default or Event of Default has occurred and is continuing.

The Borrowers shall prepay any Loans owing by them and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

Section 2.03 Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify (x) with respect to any Loan denominated in a currency other than Canadian Dollars, the Domestic Administrative Agent and (y) with respect to any Loan denominated in Canadian Dollars, the Canadian Administrative Agent, of such request by telephone or a written Borrowing Request (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing; provided, however, that if the applicable Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the applicable Agent not later than 11:00 a.m. New York City time (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five (5) Business Days (or six (6) Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the applicable Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. New York City time, (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the applicable Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the applicable Agent of a written Borrowing Request substantially in the form of Exhibit C or another form approved by the applicable Agent (including any form on an electronic platform or electronic transmission system as shall be approved by such Agent) appropriately completed and signed and signed by a Financial Officer of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) the currency of the Loans to be borrowed,

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If the applicable Borrower fails to specify a currency, then the Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; or in the case of Loans denominated in an Alternative Currency (other than Canadian Dollars), a Eurocurrency Borrowing with an initial Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 2:00 p.m., New York City time, to the account of (x) with respect to any Loan denominated in a currency other than Canadian Dollars, the Domestic Administrative Agent for the applicable currency most recently designated by it for such purpose by notice to the Lenders and (y) with respect to any Loan denominated in Canadian Dollars, the Canadian Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The applicable Agent will make such Loans available to the applicable Borrower by crediting the amounts so received, in like funds, to an account designated by the applicable Borrower in the applicable Borrowing Request by 4:00 p.m., New York City time, on the funding date.

(b) Unless the applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Agent such Lender’s share of such Borrowing, the applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower, but excluding the date of payment, to the applicable Agent, at (i) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the applicable Agent in connection with the foregoing or (ii) in the case of the Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that no Borrowing denominated in an Alternative Currency (other than Canadian Dollars) may be converted to an ABR Borrowing. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the applicable Agent of such election by telephone or written Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the applicable Agent of a written Interest Election Request substantially in the form of Exhibit D, or another form approved by the applicable Agent (including any form on an electronic platform or electronic transmission system as shall be approved by such Agent) appropriately completed and signed and signed by a Financial Officer of the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in another currency.

(d) Promptly following receipt of an Interest Election Request, the applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided that, in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Domestic Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing (other than Eurocurrency Borrowings in an Alternative Currency (other than Canadian Dollars)) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination of Commitments; Reductions of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrowers shall notify the Agents of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days (or such shorter time as agreed to by the applicable Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agents shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agents on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) On not more than two occasions during the term of this Agreement, the Company may, by written notice to the Domestic Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the Domestic Administrative Agent given not later than the 20th day after the date of the Domestic Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Domestic Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by the Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of its Loans as shall be required in order that (and it shall be a condition to the effectiveness of the extension of the Commitments of the Consenting Lenders that), after giving effect to the termination of the Commitments of, and all payments to, the Declining Lenders pursuant to this sentence, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to and in accordance with the requirements of Section 9.04, at any time prior to the Existing Maturity Date, to cause a Declining Lender to assign its rights and obligations hereunder to an Eligible Assignee reasonably acceptable to the Agents that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension and without giving effect to the first parenthetical in Section 4.02(a)) and the Agents shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrowers.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) Subject to Section 2.18, the Borrowers hereby unconditionally promise to pay to the Agents for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agents shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agents hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower shall notify the applicable Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of a prepayment of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of prepayment and (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Subject to Sections 2.17 and 2.18, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c) Subject to Section 2.18, if an Agent notifies the Company at any time that the outstanding amount of all Loans at such time exceeds the Commitments then in effect due to foreign currency fluctuations, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce the outstanding Loans as of such date of payment to an amount not to exceed 100% of the Commitments then in effect.

Section 2.09 Fees.

(a) The Company agrees to pay to the Domestic Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender, subject to adjustment as provided in Section 2.17, during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, on any date prior to the Maturity Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Agents, each for their own account, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Agents.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Domestic Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances absent error in the calculation or payment thereof.

Section 2.10 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for the Borrowing of which such Loan is a part plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (x) computed by reference to the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate or (y) on Loans denominated in Sterling shall, in each case, be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and the Eurocurrency Rate shall be determined by the applicable Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.11 Alternate Rate of Interest. If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) (i) the applicable Agent determines that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed ABR Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the applicable Agent or the affected Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the applicable Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the applicable Agent (upon the instruction of the affected Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, in the case of Borrowing denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Notwithstanding the foregoing, if the applicable Agent has made the determination described in this section, the applicable Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the applicable Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the applicable Agent or the affected Lenders notify the applicable Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the applicable Agent and the Company written notice thereof.

Section 2.12 Increased Costs. Subject to Section 2.16,

(a) if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.12(f));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense, affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender in an amount that such Lender deems to be material of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), other than any increase in costs resulting from (i) Excluded Taxes or (ii) Indemnified Taxes or Other Taxes to which Section 2.14 is applicable, then the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by or held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered unless the Lender gives notice to the Company to compensate such Lender pursuant to this Section within 180 days after the date such Lender knows an event has occurred pursuant to which such Lender will seek such compensation.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section if it is not at the time the general policy or practice of the Lender to demand compensation in similar circumstances in similar credit agreements.

(f) The Borrowers shall pay (or cause the applicable Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Agents) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.16, then, in any such event, the applicable Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event (other than lost profits). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and explaining in reasonable detail the method by which such amount or amounts shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) Without limiting Section 2.14(a)(i), if any Borrower or an Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Agent shall withhold or make such deductions as are determined by such Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Withholding Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the applicable Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Company shall, jointly and severally with respect to the obligations of all the Borrowers, and the Foreign Borrowers shall, jointly and severally solely with respect to the obligations of the Foreign Borrowers, indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Domestic Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Company shall, and does hereby, indemnify the Agents, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agents as required pursuant to Section 2.14(c)(ii) below; provided, that the Company shall not be required to indemnify the Agents for any amount attributable to an Agent’s gross negligence or willful misconduct.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) each Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Agents and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (z) the Agents and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by an Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Domestic Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agents under this clause (ii).

(d) Evidence of Payments. As soon as practicable, after any payment of Taxes by any Borrower to a Governmental Authority as provided in this Section 2.14, such Borrower shall deliver to the Domestic Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Domestic Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Domestic Administrative Agent, at the time or times reasonably requested by the Company or the Domestic Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Domestic Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Domestic Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Domestic Administrative Agent as will enable the Company or the Domestic Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), 2.14(e)(ii)(B) and 2.14(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Domestic Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Domestic Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Domestic Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Domestic Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Domestic Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Domestic Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Domestic Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Domestic Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Domestic Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Domestic Administrative Agent as may be necessary for the Company and the Domestic Administrative Agent

to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Domestic Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) United Kingdom Tax Gross-Up.

(i) The UK Borrower shall make all payments to be made by it under a Loan Document without any Tax Deduction, unless a Tax Deduction is required by Law.

(ii) The UK Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agents accordingly. Similarly, a Lender shall notify the Agents on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the UK Borrower.

(iii) Subject to paragraph (iv) below, if a Tax Deduction is required by Law to be made by the UK Borrower under a Loan Document, the amount of the payment due from such Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction, if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law after the date it became a Lender under this Agreement; or

(B) the relevant Lender is a Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under this Section 2.16(g)(vii) and (viii) below; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (i)(2) of the definition of Qualifying Lender and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to such payment and that Lender has received from the UK Borrower a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(D) the relevant Lender is a Qualifying Lender solely by virtue of clause (i)(2) of the definition of Qualifying Lender and:

(1) the Lender has not given a Tax Confirmation to the UK Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Borrower, on the basis that the Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(v) If the UK Borrower is required to make a Tax Deduction, such Borrower shall make such Tax Deduction and any payment required in connection with such Tax Deduction within the time allowed and in the minimum amount required by Law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with such Tax Deduction, the UK Borrower shall deliver to the Agents for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to H.M. Revenue & Customs.

(vii) (A) Subject to (B) below, a Treaty Lender and the UK Borrower shall cooperate in completing any procedural formalities necessary for such Borrower to obtain authorization to make such payment without (or, in the case of a Treaty Lender organized in or lending from Canada, at a reduced rate of) a Tax Deduction.

(B) (1) Nothing in clause (A) above shall require a Treaty Lender to register under the HMRC DT Treaty Passport scheme or apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered.

(2) A Treaty Lender that is an Original Lender and which (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule I; and

(3) A Treaty Lender that is a New Lender that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes, and having done so, that Lender shall be under no obligation pursuant to paragraph (vii)(A), above.

(viii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(vii) above and:

(A) the UK Borrower has not made a Borrower DTTP Filing in respect of such Lender; or

(B) the UK Borrower has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such Borrower authority to make payments to such Lender without (or, in the case of a Lender organized in or lending from Canada, at a reduced rate of) Tax Deduction within 60 days of the date of such Borrower DTTP Filing;

and in each case, such Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such Borrower shall cooperate in completing any additional procedural formalities necessary for such Borrower to obtain authorization to make that payment without (or, in the case of a Lender organized in or lending from Canada, at a reduced rate of) a Tax Deduction.

(ix) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(vii) above, the UK Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(x) A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agents for delivery to the relevant Lender.

(xi) Each Original Lender shall indicate opposite its name on Schedule I and each New Lender shall indicate in the Assignment and Assumption which it executes on becoming a party, for the benefit of the Agents and without liability to any Borrower, which of the following categories it falls in:

(A) not a Qualifying Lender

(B) a Qualifying Lender (other than a Treaty Lender); or

(C) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 2.16(g)(xi) then such New Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agents which category applies (and the Agents, upon receipt of such notification, shall inform the UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(xi).

(xii) A UK Non-Bank Lender that is an Original Lender gives a Tax Confirmation to the relevant Borrower by entry into this Agreement. A UK Non-Bank Lender shall promptly notify the UK Borrower and the Agent if there is any change in the position from that set forth in the Tax Confirmation.

(xiii) The Borrowers shall jointly and severally indemnify and, within five (5) Business Days of demand by an Agent, pay to a such Agent or the applicable Lender an amount equal to any liability or cost which that party determines (acting reasonably and in good faith) it has or will suffer (directly or indirectly) for or on account of UK Tax in respect of a Loan Document.

(xiv) Clause (xiii) above shall not apply with respect to any UK Tax assessed on a party:

(A) if that party is incorporated in the UK or otherwise treated as resident in the UK for tax purposes; or

(B) if the party’s lending office is located in the UK in respect of amounts received or receivable hereunder if that UK Tax is imposed on or calculated by reference to the net income, profits or gains of that party.

(xv) Furthermore, clause (xiii) above shall not apply to the extent a liability or cost:

(A) is compensated for by an increased payment under Section 2.16(g)(iii) above; or

(B) would have been compensated for by an increased payment under Section 2.16(g)(iii) above but was not so compensated solely because one of the exclusions in Section 2.16(g)(iv) applied.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of either Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loans other obligations under this Agreement.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Domestic Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon, New York City time on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the applicable Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in such currency and in Same Day Funds not later than the Applicable Time specified by the applicable Agent on the dates specified herein. Without limiting the generality of the foregoing, the Agents may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of such currency’s payment amount. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) without set-off or counterclaim. All payments received by an Agent (i) after 12:00 noon, New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the applicable Agent in the case of payments in an Alternative Currency shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All such payments shall be made to the Agent’s Office except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the applicable Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the applicable Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, modification, waiver or consent, the consent of the

Required Lenders has been obtained but the consent of a Lender whose consent is required shall not have been obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Agents for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Agents by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Domestic Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agents hereunder; second, as the Company may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Domestic Administrative Agent; third, if so determined by the Domestic Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all non-

Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Company and the Domestic Administrative Agent, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Domestic Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Domestic Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Bifurcation. For the avoidance of doubt, each of the Borrowers and each of the Lenders acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligations of the Foreign Borrowers under this Agreement or any of the other Loan Documents shall be separate and distinct from the obligations of the Company, and shall be expressly limited to the obligations of the Foreign Borrowers. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of any Foreign Borrower for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the obligations of the Company (provided that, for the avoidance of doubt, the Company shall be jointly and severally liable for the obligations of the Foreign Borrowers).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

Section 3.01 Organization; Powers. Each Borrower is duly organized, validly existing and in good standing (or the equivalent) under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within each Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or regulation or the charter, by-laws or other organizational documents of any Borrower or any order of any Governmental Authority, (c) will not result in a material violation of or default under any indenture or other material agreement or instrument binding upon any Borrower or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any material Liens on any material assets of any Borrower or any of the Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of and for the fiscal year ended December 31, 2014, reported on by the independent registered public accounting firm, and (ii) its unaudited consolidated balance sheet and statements of consolidated income and cash flows as of and for the fiscal quarter ended March 31, 2015, certified by a Financial Officer of the Company. Such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except as disclosed in the Company’s periodic reports filed since December 31, 2014 under the Securities Exchange Act of 1934, as of the Effective Date, since December 31, 2014, there has been no Material Adverse Effect and there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties.

(a) Each Borrower and each Material Subsidiary has good title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title or interests as would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Each Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure so to own, or so to be licensed, would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of any Financial Officer of each Borrower, the use thereof by such Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as disclosed in the Company’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Financial Officer of the Company, threatened against the Company or any of the Subsidiaries (i) that would reasonably be expected to be adversely determined and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except as disclosed in the Company’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Material Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has incurred costs for any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each Borrower and each Material Subsidiary is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Borrower nor any of the Company’s Material Subsidiaries is in default with respect to any of its material obligations under any indenture, agreement or other instrument binding upon it or its property which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Federal Reserve Regulations.

(a) No Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or X thereof. Not more than 25% of the assets subject to the restrictions of Section 6.01, valued in accordance with Regulation U, will at any time consist of Margin Stock.

Section 3.09 Investment Company Status. No Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10 Taxes. Each Borrower and each Subsidiary has timely filed or caused to be filed or received an extension of the time to file all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required to do so in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Disclosure. No written reports, financial statements, certificates or other written information furnished or to be furnished by the Borrowers to the Agents or any Lender in connection with the negotiation of this Agreement or delivered or to be delivered hereunder (as modified or supplemented by other information so furnished) by the Borrowers contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information or forward looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

Section 3.13 OFAC. Neither any Borrower, nor any of its Subsidiaries, nor, to the knowledge of such Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

Section 3.14 Anti-Corruption Laws. The Borrowers and their Subsidiaries have conducted their businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Company and the Subsidiaries and have instituted and maintained policies and procedures, in the Company’s reasonable business judgment, designed to promote and achieve compliance with such Laws applicable to the Company and the Subsidiaries.

Section 3.15 Foreign Borrower Representations. Each Foreign Borrower represents and warrants to the Agents and the Lenders that:

(a) Such Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b) The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Agents (or their counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party and a promissory note payable to each Lender requesting a promissory note.

(b) The Agents shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of (i) Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary of the Company, (ii) Jones Day, and (iii) Davies Ward Phillips & Vineberg LLP, and Bonn Steichen & Partners relating to the Borrowers, this Agreement or the Transactions, in each case in form and substance reasonably satisfactory to the Agents and their counsel.

(c) The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Borrower, the authorization of the Transactions and any other legal matters relating to each Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d) The Agents shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer, confirming (i) the representations and warranties of such Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date and (ii) no Default shall have occurred and be continuing as of the Effective Date.

(e) The Agents shall have received evidence reasonably satisfactory to the Agents that all outstanding amounts under the Existing Credit Agreements have been, or will be, concurrently with the Effective Date, repaid in full and each such Existing Credit Agreement has been terminated.

(f) The Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than those set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality or material adverse effect, in which case, such representation or warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date (other than any such representation or warranty which is qualified by materiality or material adverse effect, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Company will furnish to the Agents and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the independent registered public accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in conformity with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03;

(d) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q and 8-K (or any substitute or successor forms) filed by the Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following a request therefor, all documentation and other information that any Lender reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Material Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Agents. Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third party website or whether sponsored by the Agents); provided that: (i) the Company shall deliver paper copies of such documents to the Agents or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or such Lender and (ii) the Company shall notify the Agents and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Agents by electronic mail electronic versions (i.e., soft copies) of such documents. The Agents shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agents and/or any Joint Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Agents, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02 Notices of Material Events. The Company will furnish to the Agents and each Lender written notice of the following promptly after any Financial Officer becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Subsidiary that would reasonably be expected to be adversely determined and, if adversely determined, to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation of any Borrower permitted under Section 6.02 or any merger, consolidation, liquidation or dissolution of a Subsidiary that is not otherwise prohibited by the terms of this Agreement.

Section 5.04 Payment of Obligations. Each Borrower will, and will cause each of the Material Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required to do so in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of the Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance or maintain a self-insurance program in such amounts and against such risks as are customarily maintained by companies of similar size and financial strength engaged in the same or similar businesses operating in the same or similar locations (including without limitation by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

Section 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of the Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of the Material Subsidiaries to, permit any representatives designated by an Agent or any Lender, at such Agent’s or Lender’s own expense if an Event of Default has not occurred and is continuing, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. Each Borrower will, and will cause each of the Material Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used for the purposes referred to in the preamble to this Agreement.

Section 5.09 Anti-Corruption Laws. The Borrowers shall, and shall cause each Subsidiary to, conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Company and the Subsidiaries and maintain policies and procedures, in the Company’s reasonable business judgment, designed to promote and achieve compliance with such Laws applicable to the Company and the Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

Section 6.01 Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of the date hereof;

(b) Permitted Encumbrances;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of such date;

(d) any Lien on real property or fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien; provided that (i) such Lien and the Indebtedness secured thereby are incurred prior to or within one year after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby is incurred to pay, and does not exceed, the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;

(e) any Lien on property or assets of the Company or any Subsidiary in favor of the Company or any Subsidiary;

(f) Securitization Transactions (and Liens deemed to exist in connection therewith) in an aggregate amount not to exceed $300,000,000;

(g) Liens arising from any synthetic lease transaction pursuant to which the Company or any Subsidiary is a lessee;

(h) Liens on or pledges of cash or cash equivalents securing the obligations of the Company or any Subsidiary under or in connection with any Hedging Agreement, so long as the aggregate amount of all cash or cash equivalents subject to such Liens or pledges does not exceed $25,000,000 at any time;

(i) Liens created, assumed or existing in connection with financings the interest payable in respect of which is exempt from Federal income taxation under Section 103 of the Code or any successor provision;

(j) any Lien arising out of the refinancing, extension, renewal or refunding of Indebtedness secured by any Lien permitted by any of the foregoing paragraphs, provided that (i) such Indebtedness is not secured by any additional assets unless such additional Liens are otherwise permitted pursuant to this Section, and (ii) the amount of such Indebtedness secured by such Lien is not increased (it being agreed that any such refinancing, extension, renewal or refunding of Indebtedness incurred under a basket expressed as a dollar amount in any of the foregoing paragraphs of this Section will be applied against and reduce the amount available under such basket);

(k) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(m) rights of setoff, bankers’ liens and other similar Liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(o) leases or subleases of properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Borrowers or their respective Subsidiaries or (ii) materially impair the use or the value of the property subject thereto;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens; and

(q) in addition to the Liens permitted pursuant to any of the foregoing subsections, other Liens securing obligations in an amount not greater than 15% of Consolidated Net Tangible Assets at any time.

Section 6.02 Fundamental Changes. Each Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person (other than a Borrower) may merge with or into or consolidate with a Borrower if (i) a Borrower is the surviving Person and (ii) after giving effect to such transaction no Default shall exist.

Section 6.03 Leverage Ratio. The Company will not permit the Leverage Ratio at any time to exceed 3.50 to 1.00.

Section 6.04 Sanctions. No Borrower shall directly or, to its knowledge, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any

Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Agent, or otherwise) of Sanctions.

Section 6.05 Anti-Corruption Laws. No Borrower shall directly, or, to its knowledge, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada) or other similar anti-corruption legislation in other jurisdictions applicable to the Borrowers and the Subsidiaries.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of a Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (but only with respect to a Borrower’s existence) or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Domestic Administrative Agent to the Company;

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs and, while continuing, results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to Capital Lease Obligations that terminate as a result of the voluntary sale or transfer of or a casualty or condemnation affecting the property or assets subject thereto;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of any Borrower or any Subsidiary to enforce one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall have occurred;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agents may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the

Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

THE AGENTS

Each of the Lenders hereby irrevocably appoints (i) Bank of America, N.A., as Domestic Administrative Agent, and (ii) Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent, in each case, to act on its behalf as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to the consent rights of the Company relating to a successor agent as set forth below, the provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

Each bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents by the Company, another Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agents may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agents. The Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Either Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld or delayed), to appoint a successor. Any resignation by Bank of America as Domestic Administrative Agent pursuant to this Section shall also constitute its resignation or removal as Canadian Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint, with the consent of the Company (not to be unreasonably withheld or delayed), a successor Agent which shall be (a) in the case of the Domestic Administrative Agent, a bank with an office in New York, New York, or an Affiliate of any such bank and (b) in the case of the Canadian Administrative Agent, a bank with an office in Canada, or an Affiliate of any such bank; provided that if the applicable Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint, with the consent of the Company (not to be unreasonably withheld or delayed), a successor Agent hereunder. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

It is agreed that the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers shall, in their capacities as such, have no duties or responsibilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic communication, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower or either Agent, to the address, telecopy number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or telecopy number, electronic address or telephone number) set forth in its Administrative Questionnaire (a copy of each of which the Agents shall provide to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication. The Agents or the Company may each, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Borrower’s or an Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet except those resulting from the bad faith, gross negligence or willful misconduct of an Agent Party.

(d) Change of Address, Etc. Each Borrower and each Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Agents. In addition, each Lender agrees to notify the Agents from time to time to ensure that the Agents have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Agent and Lenders. The Agents and the Lenders shall be entitled to rely in good faith and act upon any notices (including telephonic notices and Borrowing Requests,) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, reasonable expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent arising from the bad faith, gross negligence or willful misconduct of an Agent, Lender or Related Party. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by an Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Agents with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than with respect to default interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c), or any other provision of this Agreement, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from the Company Guaranty without the written consent of each Lender, (vi) amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender, (vii) release any Borrower from its obligations hereunder without the written consent of each Lender; or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, however, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents hereunder without the prior written consent of the Agents.

(c) Notwithstanding any provision herein to the contrary the Agents and the Borrowers may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender in any material respect and (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Agents shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrowers (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.15 or the last paragraph of Article VII or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements enumerated in clause (e) and/or clause (f) below).

(e) Notwithstanding anything to the contrary contained herein, in order to implement any additional Commitments in accordance with Section 2.02(e), this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments in accordance with Section 2.02(e)) by the Borrowers, the Agents and the relevant Lenders providing such additional Commitments.

(f) In addition, notwithstanding the foregoing, the Company may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans of the accepting Lenders to be extended and (B) increase the Applicable Rate and/or fees payable with respect to the Loans and Commitments of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Agents and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. The Permitted Amendments shall not become effective unless consented to by the Borrowers and those Accepting Lenders (as defined below), as applicable (the “Required Approval”). If the Required Approval is received, (i) such Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made and (ii) the Borrowers and each Accepting Lender shall execute and deliver to the Agents a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as the Agents shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Agents shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agents and Syndication Agent and their Affiliates, including the reasonable fees, charges and disbursements of a single primary counsel (which shall be Moore & Van Allen, PLLC) for the Agents and the Joint Lead Arrangers, collectively, and of any special and/or local counsel to the Lenders determined by the Joint Lead Arrangers or the Agents to be reasonably necessary in connection with this Agreement and retained by the Joint Lead Arrangers and the Agents (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Company and retains its own counsel, of another firm of counsel for such affected party), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented out-of-pocket expenses incurred by the Agents or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents or any Lender, related to the enforcement or protection of its rights under this Agreement in connection with any actual or reasonably anticipated Default.

(b) Subject to Section 2.18, the Borrowers shall indemnify the Agents, the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (including the reasonable fees, charges and disbursements of a single primary counsel for all Indemnitees, taken as a whole, and if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Company and retains its own counsel, of another firm of counsel for such affected party)) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries giving rise to liability under any Environmental Law, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a breach by such Indemnitee of its obligations under the Loan Documents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, in its capacity as such.

(d) To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor accompanied by the appropriate invoice or other detail supporting such amounts.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, an Eligible Assignee; and

(B) the Agents; provided that no consent of the Agents shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agents) shall not be less than $10,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment, unless the Company and the Agents shall otherwise consent, provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agents an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable;

(D) no assignment shall be made (i) to a Borrower or any of the Company’s Affiliates or Subsidiaries, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) to a natural person or (iv) to a Disqualified Institution; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Agents an Administrative Questionnaire (a copy of which shall promptly be provided to the Company).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means, any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit, in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations to the extent made in accordance with paragraph (c) of this Section or if not made in the compliance therewith, such assignment or transfer shall be null and void.

(iv) The Agents, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agents shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agents shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Domestic Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agents, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agents or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without notice to or the consent of the Company or the Agents, sell participations to one or more Eligible Assignee (other than a natural person, a Disqualified Institution, a Defaulting Lender or a Borrower or any of the Company’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(e) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.14(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agents (in their capacity as Agents) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender, without notice to or the consent of the Company or the Agents, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agents, the Co-Documentation Agents and the Syndication Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agents to take such action as an agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender; (viii) such assignee is an Eligible Assignee; and (ix) such assignee has, or concurrently with the assignment, has delivered the tax forms required by Section 2.14(e).

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the

Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agents then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. Subject to Section 2.18, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agents for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender of Affiliate of such Lender exercising any of its rights pursuant to this Section shall provide notice of the same to the Company promptly after exercising the same; provided, however, the failure to give such notice shall not affect the validity of such setoff.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(f) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(h) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(i) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the Transactions, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided, however, that, to the extent legally permitted, the Company is promptly notified in order that it may seek a protective order or take other appropriate action, (d) to any other party to this Agreement, (e) to the extent reasonably required or reasonably deemed advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the acknowledgment and acceptance that such information is being disseminated on a confidential basis (such agreement containing provisions substantially the same as those of this Section), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than a Disqualified Institution) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower, (h)

to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to an Agent or any Lender on a nonconfidential basis from a source other than the Company or (h) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to an Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified as confidential at the time of delivery or delivered under circumstances that would cause a reasonable person to believe such information to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act, the Proceeds of Crime (Money Laundering) and the Terrorist Financing Act (Canada). Each Borrower shall, promptly following a reasonable and customary request by an Agent or any Lender, provide all documentation and other information that such Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.15 Waiver of Notice Period. Each Lender that is a party to the Existing Company Credit Agreement hereby waives the three (3) Business Days notice requirement for termination of the commitments as set forth in Section 2.08 of the Existing Company Credit Agreement and each such Lender agrees that upon the effectiveness of this Agreement, the Existing Company Credit Agreements shall be deemed terminated.

Section 9.16 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Agents, the Co-Documentation Agents, the Syndication Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Agents, the Co-Documentation Agents, the Syndication Agent and the Joint Lead Arrangers, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agents, the Co-Documentation Agents, the Syndication Agent and the Joint Lead Arrangers are and have been acting solely as principals and, except as expressly agreed in writing by the relevant parties, have not been, are not and will not be acting as advisors, agents or fiduciaries, for the Borrowers and (ii) neither any Agent nor any Joint Lead Arranger has any obligation to the Borrowers with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Co-Documentation Agents, the Syndication Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, and neither any Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by Law, the Borrowers hereby waives and releases, any claims that it may have against any Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agents, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agents are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agents pursuant to procedures approved by it.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to an Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to an Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to an Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

ARTICLE X

COMPANY GUARANTY

Section 10.01 Guaranty. The Company hereby guarantees to the Agents and each Lender as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Indebtedness of the Foreign Borrowers hereunder to the Agents and each of the Lenders in any form, including any and all credit extended and any other obligations owing by the Foreign Borrowers to the Lenders in connection with the Loans at any time outstanding during the term of this Agreement, plus interest, fees, reimbursement obligations, indemnity obligations and other amounts owed by the Foreign Borrowers to the Agents and the Lenders hereunder (collectively, the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Company hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of the Company under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.02 Obligations Unconditional.

(a) The obligations of the Company under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances. The Company agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrowers for amounts paid under this Article X until such time as the Guaranteed Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of the Company hereunder, which shall remain absolute and unconditional as described above:

(b) at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(c) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Guaranteed Obligations shall be done or omitted;

(d) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of the Company) or shall be subordinated to the claims of any Person (including any creditor of the Company).

With respect to its obligations hereunder, the Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agents or any other holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Guaranteed Obligations, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 10.03 Reinstatement. The obligations of the Company under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Debtor Relief Law or otherwise, and the Company agrees that it will indemnify the Agents and each other holder of the Guaranteed Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Agents or such holder of the Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law, except those arising from the bad faith, gross negligence or willful misconduct of an Agent or a holder of the Guaranteed Obligations.

Section 10.04 Certain Additional Waivers. The Company agrees that it shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06. The Company hereby irrevocably waives the defense of any law or regulation of any jurisdiction, or any other event affecting any term of a Guaranteed Obligation.

Section 10.05 Remedies. The Company agrees that, to the fullest extent permitted by Law, as between the Company, on the one hand, and the Agents and the other holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as specified in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 10.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company for purposes of Section 10.01.

Section 10.06 Guarantee of Payment; Continuing Guarantee. The guaranty in this Article X is a guaranty of payment and not of collection, is a continuing guaranty, and shall apply to the Guaranteed Obligations whenever arising.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE SHERWIN-WILLIAMS COMPANY,
an Ohio corporation

By:	/s/ Sean P. Hennessy
Name:	Sean P. Hennessy
Title:	Senior Vice President – Finance and Chief Financial Officer

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L.,
a Luxembourg société à responsabilité limitée

By:	/s/ Lawrence J. Boron
Name:	Lawrence J. Boron
Title:	Class A Manager

SHERWIN-WILLIAMS CANADA INC..
a Canadian corporation

By:	/s/ Sean P. Hennessy
Name:	Sean P. Hennessy
Title:	Vice President and Treasurer

SHERWIN-WILLIAMS UK HOLDING LIMITED.
an English and Welch limited liability company

By:	/s/ Sean P. Hennessy
Name:	Sean P. Hennessy
Title:	Director

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

DOMESTIC
ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Ronaldo Navai
	Name:	Ronaldo Navai
	Title:	Vice President

CANADIAN
ADMINISTRATIVE AGENT:	BANK OF AMERICA, NATIONAL ASSOCIATION,
acting through its Canada branch

	By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Christopher DiBiase
	Name:	Christopher DiBiase
	Title:	Director

BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch

	By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Daniel R. Van Aken
Name:	Daniel R. Van Aken
Title:	Director

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter Predun
Name:	Peter Predun
Title:	Executive Director

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

CITIBANK, N.A.

By:	/s/ Susan M. Olsen
Name:	Susan M. Olsen
Title:	Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark D. Rodgers
Name:	Mark D. Rodgers
Title:	Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

U.S. BANK NATIONAL ASSOCIATION,
acting through its Canada branch

By:	/s/ John P. Rehob
Name:	John P. Rehob
Title:	Vice President & Principal Officer

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

PNC BANK NATIONAL ASSOCIATION

By:	/s/ Andrew Rutherford
Name:	Andrew Rutherford
Title:	Vice President

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

SUNTRUST BANK

By:	/s/ Lisa Garling
Name:	Lisa Garling
Title:	Director

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Richard Dalton
Name:	Richard Dalton
Title:	Director

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

ROYAL BANK OF CANADA

By:	/s/ Alexandre Charron
Name:	Alexandre Charron
Title:	Vice President
National Client Group – Finance RBC Royal Bank

ROYAL BANK OF CANADA, acting through its UK (London) Branch

By:	/s/ Robert Bell
Name:	Robert Bell
Title:	Authorised Signatory

CREDIT AGREEMENT

THE SHERWIN-WILLIAMS COMPANY

Schedule 1

Original Lenders

Name of Lender	Double Tax Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence (if applicable)
Bank of America, N.A.	13/B/7418/DTTP (USA)
Wells Fargo Bank, National Association	13/W/61173/DTTP (USA)
Citibank, N.A.	13/C/62301/DTTP (USA)
JPMorgan Chase Bank, N.A.	013/M/0268710/DTTP (USA)
U.S. Bank National Association	13/U/62184/DTTP (USA)
KeyBank National Association	13/K/216374/DTTP (USA)
PNC Bank, National Association	13/P/63904/DTTP (USA)
SunTrust Bank	13/S/67712/DTTP (USA)
HSBC Bank USA, National Association	13/H/314375/DTTP (USA)
Royal Bank of Canada	N/A (Qualifying Lender) (UK)

Schedule 2.01

Commitments

LENDERS	COMMITMENTS	APPLICABLE PERCENTAGES
Bank of America, N.A.	$170,000,000.00	12.592592593%
Wells Fargo Bank, National Association	$170,000,000.00	12.592592593%
Citibank, N.A.	$170,000,000.00	12.592592593%
JPMorgan Chase Bank, N.A.	$170,000,000.00	12.592592593%
U.S. Bank National Association	$170,000,000.00	12.592592593%
KeyBank National Association	$120,000,000.00	8.888888889%
PNC Bank, National Association	$120,000,000.00	8.888888889%
SunTrust Bank	$120,000,000.00	8.888888889%
HSBC Bank USA, National Association	$70,000,000.00	5.185185184%
Royal Bank of Canada	$70,000,000.00	5.185185184%

Total	$1,350,000,000.00	100.000000000%

Schedule 9.01

NOTICES

ADDRESSES FOR THE BORROWERS	ADDRESSES FOR THE AGENTS

Company	Domestic Administrative Agent’s Office:
The Sherwin-Williams Company	(for payments and requests)
101 W. Prospect Avenue	Bank of America, N.A.
Cleveland, Ohio 44115	Mail Code: NC1-001-05-46
Attention: Vice President and Treasurer	Charlotte, North Carolina 28255
Telephone: 216-566-2280	Attention: David A. Cochran
Facsimile: 216-566-2984	Telephone: 980-386-8201
E-mail: jjmiklich@sherwin.com	Facsimile: 704-719-5440
Website: www.sherwin-williams.com	E-mail: david.a.cochran@baml.com

With copies to:	USD Wiring Instructions:
Attention: Senior Vice President – Finance and Chief	Bank of America, N.A.
Financial Officer	ABA #: 026009593
Telephone: 216-566-2573	Acct #: 1366212250600
Facsimile: 216-566-2974	Account Name: Corporate Credit Services
E-mail: sphennessy@sherwin.com	Ref: Sherwin-Williams Company

Attention: General Counsel	Euro Wiring Instructions:
Telephone: 216-566-3777	Bank of America London
Facsimile: 216-566-1708	SWIFT Address: BOFAGB22
E-mail: cathy.kilbane@sherwin.com	Acct #: 96272019
IBAN: GB63BOFA16505096272019
UK Borrower	Ref: Sherwin-Williams Company
Sherwin-Williams UK Holding Limited
c/o The Sherwin-Williams Company	GBP Wiring Instructions:
101 W. Prospect Avenue	Bank of America London
Cleveland, Ohio 44115	SWIFT Address: BOFAGB22
Attention: Vice President and Treasurer	Acct #: 96272027
Telephone: 216-566-2280	IBAN: GB41BOFA16505096272027
Facsimile: 216-566-2984	Sort Code: 16-50-50
Ref: Sherwin-Williams Company
With copies to:
The Sherwin-Williams Company	Other Notices to Domestic Administrative Agent:
101 W. Prospect Avenue	Bank of America, N.A.
Cleveland, Ohio 44115	Agency Management
Attention: General Counsel	901 Main Street, 14th Floor
Telephone: 216-566-3777	Mail Code: TX1-492-14-11
Facsimile: 216-566-1708	Dallas, Texas 75202-3714
Attention: Ronaldo Naval
Canadian Borrower	Telephone: 214-209-1162
Sherwin-Williams Canada Inc.	Facsimile: 877-511-6124
c/o The Sherwin-Williams Company	E-Mail: ronaldo.naval@baml.com
101 W. Prospect Avenue
Cleveland, Ohio 44115

Attention: Vice President and Treasurer	With copies to:
Telephone: 216-566-2280	Bank of America, N.A.
Facsimile: 216-566-2984	One Bryant Park
Mail Code: NY1-001-18-03
With copies to:	New York, NY 10036
The Sherwin-Williams Company	Attention: Christopher DiBiase
101 W. Prospect Avenue	Telephone: 646-556-0679
Cleveland, Ohio 44115	Facsimile: 917-319-7182
Attention: General Counsel	E-Mail: christopher.dibiase@bankofamerica.com
Telephone: 216-566-3777
Facsimile: 216-566-1708	Canadian Administrative Agent’s Office:
(for payments and requests)
Lux Borrower	Bank of America, N.A.
Sherwin-Williams Luxembourg S.à r.l.	Mail Code: NC1-001-05-46
c/o The Sherwin-Williams Company	Charlotte, North Carolina 28255
101 W. Prospect Avenue	Attention: David A. Cochran
Cleveland, Ohio 44115	Telephone: 980-386-8201
Attention: Vice President and Treasurer	Facsimile: 704-719-5440
Telephone: 216-566-2280	E-mail: david.a.cochran@baml.com
Facsimile: 216-566-2984
Wiring instructions:
With copies to:	Bank of America Canada
The Sherwin-Williams Company	SWIFT Address: BOFACATT
101 W. Prospect Avenue	Acct #: 65042228
Cleveland, Ohio 44115	Ref: Sherwin-Williams Company
Attention: General Counsel
Telephone: 216-566-3777	Other Notices to Canadian Administrative Agent:
Facsimile: 216-566-1708	Bank of America, N.A.
Agency Management
901 Main Street, 14th Floor
Mail Code: TX1-492-14-11
Dallas, Texas 75202-3714
Attention: Ronaldo Naval
Telephone: 214-209-1162
Facsimile: 877-511-6124
E-Mail: ronaldo.naval@baml.com

With copies to:
Bank of America, N.A.
One Bryant Park
Mail Code: NY1-001-18-03
New York, NY 10036
Attention: Christopher DiBiase
Telephone: 646-556-0679
Facsimile: 917-319-7182
E-Mail: christopher.dibiase@bankofamerica.com

Bank of America, N.A.
181 Bay Street, 4th Floor
Mail Code: 101-803-04-00
Toronto, ON, M5J2V8

Canada
Attention: Medina Sales de Andrade
Telephone: 416-369-2574
Facsimile: 312-453-4041
E-Mail: medina.sales_de_andrade@baml.com

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited, as Borrowers, the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

1. This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agents as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

3. The [Assignee/Assignor] shall pay the fee payable to the Agents pursuant to Section 9.04(b) of the Credit Agreement.

4. This Assignment and Assumption may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

5. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Legal Name of Assignor:

[Assignor [is] [is not] a Defaulting Lender]

Legal Name of Assignee:

[Affiliate][Approved Fund] of [identify Lender]

Assignee’s Address for Notices:

Effective Date:

Assigned Interest:

Commitment	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 9 decimals, as a percentage of the facility and the aggregate Commitments of all Lenders thereunder)		CUSIP Number
$	$		%

The terms set forth above are hereby agreed to:

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

The undersigned hereby consent to the above assignment[1]

THE SHERWIN-WILLIAMS COMPANY

By:
Name:
Title:

[1]	To be completed to the extent consents are required under Section 9.04(b) of the Credit Agreement.

BANK OF AMERICA, N.A.,
as Domestic Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Canadian Administrative Agent

By:
Name:
Title:

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrowers or (iv) the performance or observance by the Borrowers, any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) it is an Eligible Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agents shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Domestic Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Domestic Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Domestic Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Domestic Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Domestic Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Domestic Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

DATE:                  , 20[    ]

EXHIBIT C

FORM OF BORROWING REQUEST

Date:             ,

To:	[Bank of America, N.A., as Domestic Administrative Agent]
[Bank of America, National Association, as Canadian Administrative Agent]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

The undersigned Borrower hereby requests a Borrowing:

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .
[Type of Loan requested]

4.	In the following currency: .

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	Account location and number:

[INSERT APPLICABLE BORROWER]

By:
Name:
Title:

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Date:             ,

To:	[Bank of America, N.A., as Domestic Administrative Agent]
[Bank of America, National Association, as Canadian Administrative Agent]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 16, 2015 (as from time to time amended, modified or supplemented, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among The Sherwin-Williams Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited (each a “Borrower” and, collectively, the “Borrowers”), the Lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Bank of America, National Association, as Canadian Administrative Agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Syndication Agent.

The undersigned Borrower hereby requests a conversion or continuation of the following Loan(s):

1.	On (a Business Day).

2.	In the amount of .

3.	Type of Loan to be converted: into the following: .

4.	In the following currency: .

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title: